Exhibit 10.17

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Inspiring Science

Amendment to SGD-1006

Commercial Supply Agreement executed on 1 December 2010.

[*] Manufacturing Controls Price Increase

27 August 2013

Vaughn Himes

VP, Manufacturing

21823- 30th Drive S.E.

Bothell, WA 98021

Dear Vaughn:

Based on the recent Safebridge assessment of SGD-1006 and SGD-1010 occupation exposure level (OEL), a [*]classification has been applied to these molecules. This change in classification will require additional manufacturing containment and precautions for these [*].

This letter serves to amend the SGD-1006 pricing outlined in the supply agreement executed on 1 December 2010. The purpose of this costing revision is to capture the additional time and materials required to manufacture SGD-1006 [*].

[*] implementation will require extended suite time, additional materials, and FTEs. It is estimated that the implementation will result in a cost increase of [*]. Based on this assessment Seattle Genetics have agreed to increase payment for the [*]. The revised price per gram is outlined in the table below:

Revised SGD-1006 Pricing Schedule:

SG6 Quantity (g)	Current Price ($)/g	Batch Cost Increase	Revised Cost/g
[*]	[*]	[*]	[*]

[*]

Inspiring Science

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of the Amendment Effective Date.

Agreed and Accepted:

SAFC, Inc.		Seattle Genetics, Inc.

By:	/s/ Gills Cotter	By:	/s/ Clay B. Siegall

Name:	Gills Cotter	Name:	Clay B. Siegall

Title:	President	Title:	President and CEO

Date:	December 15, 2014	Date:	January 20, 2014